Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LA JOLLA PHARMACEUTICAL COMPANY

La Jolla Pharmaceutical Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of this Corporation, as amended, and declaring said amendment to be advisable;

SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such approval being in accordance with the terms of the Restated Certificate of Incorporation, as amended, and Sections 228 and 242 of the General Corporation Law of the State of Delaware;

THIRD: That the Restated Certificate of Incorporation, as amended, is hereby amended by adding the following provision to the end of the penultimate paragraph of Article Four:

“3. Stock Split. As of 12:01 A.M. (Eastern Time) on February 17, 2012 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to 1/100 of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.00001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificate or certificates to the Corporation’s transfer agent for cancellation, a number of shares equal to such holder’s Pre-Split Common Stock divided by 100, credited to book-entry accounts established for such holder by the Corporation’s transfer agent. No fractional shares will be issued in connection with the Reverse Stock Split and the Corporation shall instead pay in cash the fair value of fractional shares, determined as of the Effective Time, that otherwise would have been issued.”

FOURTH: The effective time of this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, shall be 12:01 A.M. (Eastern Time) on February 17, 2012.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 15th day of February, 2012.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ George F. Tidmarsh
Name: George F. Tidmarsh, M.D., Ph.D.
Title: President, Chief Executive Officer and Secretary